Exhibit 5.1


                      Perry Guthery Haase & Gessford, PLC
                       233 South 13th Street, Suite 1400
                               Lincoln, NE 68505

                                 April 28, 2003



EMT Corp.
8425 Woodfield Crossing Boulevard
Suite 401
Indianapolis, Indiana 46240

        Re: $1,686,000,000 STUDENT LOAN ASSET BACK AUCTION RATE NOTES SENIOR SERIES A1-1 THROUGH A1-22 AND SENIOR SUBORDINATE SERIES B1-1 THROUGH B1-3


Ladies and Gentlemen:

        We have acted as special counsel to EMT Corp., an Indiana corporation (the "Corporation"), and are rendering this opinion in connection with the filing of a registration statement on Form S-4 by the Corporation with the Securities and Exchange Commission relating to registration of $1,686,000,000 of the Corporation's Student Loan Asset-Backed Auction Rate Notes (the "Registration Statement"), consisting of Senior Series A1-1 through A1-22 and Senior Subordinate Series B1-1 through B1-3 (the "New Notes") to be issued in exchange for like principal amount of outstanding notes.

        In expressing this opinion, we have examined a draft dated December 20, 2002, of the Sixth Terms Supplement to the Trust Agreement dated as of May 15, 1998, between the Corporation as issuer and Zions First National Bank as trustee (the "Supplemented Trust Agreement"), the forms of New Notes to be issued pursuant to the Supplemented Trust Agreement and such other documents, records and certificates of the Corporation, and such matters of law as we have deemed necessary and appropriate for the purposes of this opinion.

        For purposes of this opinion, we have assumed the due and valid execution and delivery of all agreements, certificates and documents by all parties thereto. We have made no independent searches of the records of any judicial or governmental agency. In addition, we have assumed that the Corporation and each broker-dealer for the notes and their counsel have communicated to us all factual matters of which they have knowledge which they know or reasonably should know that would affect our opinion.

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April 28, 2003
Page 1

        Other than as expressly set forth herein, we have made no investigation or review of any judgments, decrees, franchises, certificates, permits or the like in connection with rendering this opinion. You are hereby further advised that, for the purposes of the opinions set forth herein, we have assumed that none of the information, affidavits or certificates provided to us by any person contains any untrue statement of material fact or omits a material fact necessary to make those statements, in light of the circumstances under which they were made, not misleading. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

        In rendering the opinion expressed herein, we have assumed without investigation that any certificate, representation, affidavit, telecopy or other document on which we have relied that was given or dated earlier than the date of this letter continues to remain accurate and unchanged, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

        Based upon the foregoing and upon our examination of other matters of fact and law as we deem appropriate to the opinion expressed herein, we are of the opinion that the New Notes, when authenticated and delivered pursuant to the Supplemented Trust Agreement, will constitute the legal, valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, except as their enforceability may be limited by any applicable bankruptcy, insolvency or other similar laws or enactments now or hereafter enacted affecting the enforcement of creditors' rights generally, the exercise of judicial discretion in accordance with general principles of equity, and the limitations of public policy regarding the enforceability of indemnification and other provisions. No opinion is expressed herein as to the availability of equitable remedies, including without limitation specific performance and injunctive relief in the event of bankruptcy, reorganization, insolvency, liquidation or other similar proceedings of the Corporation. We also observe that a secured creditor is required to act in a commercially reasonable manner.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        We are licensed to practice law in the State of Nebraska only, but have made a survey of laws with respect to Indiana Corporation and Securities Laws in giving this opinion. We are rendering this opinion based upon the laws of the State of Indiana only and not the laws of any other jurisdiction.

                                   Sincerely,

                                   /s/ Perry Guthery Haase & Gessford, P.C.